UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): November 5, 2020

FLOWSERVE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	001-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-6500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.25 Par Value	FLS	New York Stock Exchange
1.25% Senior Notes due 2022	FLS22A	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On November 5, 2020, Flowserve Corporation, a New York corporation (the “Company”), issued a press release announcing financial results for its third quarter ended September 30, 2020.  A copy of this press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 2.02 of Form 8-K and in Exhibit 99.1 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 7.01 Regulation FD Disclosure.

Earnings Presentation

On November 6, 2020, the Company will make a presentation about its financial and operating results for the third quarter of 2020, as noted in the press release described in Item 2.02 above.  The Company has posted the presentation on its website at http://www.flowserve.com under the “Investor Relations” section.

Other Events

The Company is also filing this Current Report on Form 8-K to describe revisions for immaterial errors, primarily related to the recognition of a liability for unasserted asbestos claims.  The adjustments primarily relate to an incurred but not reported (“IBNR”) liability but also include adjustments related to the associated receivables for expected insurance proceeds for asbestos settlement and defense costs from insurance coverage and the selling, general, and administrative (“SG&A”) expense for related legal fees for periods beginning with the fiscal year ended December 31, 2014 through the second quarter of 2020.

In conjunction with its close processes for the third quarter of 2020 and in connection with a review of the accounting treatment of a favorable legal settlement of a dispute with certain insurance carriers for one of our legacy product lines, the Company identified and corrected accounting errors related to the recognition of a liability for unasserted asbestos claims. While the Company has historically recognized a liability for known asbestos claims, the Company has not previously recognized an IBNR liability associated with unasserted asbestos claims.  When the Company made an outlay for the settlement of these cases, it was partially or fully offset by establishing a receivable for insurance that exists for the product-line or brand.  As part of its review of this accounting treatment, the Company retained a third-party actuarial consultant to review information pertaining to our asbestos liability. Based on the results of this analysis, the Company recognized an IBNR liability related to the periods beginning with the fiscal year ended December 31, 2014  through the second quarter of 2020, and concurrently concluded that the Company should have adjusted its accounting for estimated asbestos receivables and related legal fees.

The cumulative effect of these corrections resulted in an increase in liabilities including an IBNR for unasserted asbestos claims of approximately $66 million and an increase to total assets of approximately $23  million and a decrease to retained earnings of approximately $43  million as of June 30, 2020.  We have assessed these errors, individually and in the aggregate, and concluded that they are not material to any prior annual or interim period.  However, the aggregate amount of the prior period errors would have been material to our current interim condensed consolidated statements of income and to our anticipated full year results and therefore, we are prospectively revising our previously issued financial information.

The impact of the above corrections on the Company’s previously reported financial results, which will be reflected in the Company’s future filings, is presented in the preliminary unaudited schedules in Exhibit 99.2 furnished herewith.  The Company expects to file its Form 10-Q for the third quarter ended September 30, 2020 by the time period prescribed for the third quarter Form 10-Q, including the available extension to finalize the consolidated financial statements.

The information in this Item 7.01 of Form 8-K and in Exhibit 99.2 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 5, 2020
99.2	Supplemental Revised Historical Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated: November 5, 2020	By:	/s/ Amy B. Schwetz
Amy B. Schwetz
Senior Vice President, Chief Financial Officer